Exhibit 99.1

Cyclone Power Technologies Completes Acquisition

of Defense Contractor, Advent Power Systems

POMPANO BEACH, FL, Feb. 16, 2012. Cyclone Power Technologies Inc. (OTCQB: CYPW), developer of the all-fuel, clean-tech Cyclone Engine, announced today that it has closed the acquisition of Advent Power Systems. Cyclone will assume Advent’s position as prime contractor with the U.S. Army / Tank Command (TACOM), subject to formal novation, in a project utilizing Cyclone’s engine technology to develop an auxiliary power unit for multiple lines of combat vehicles, including the M1 Abrams tank, the IAV Stryker and the Bradley Fighting Vehicle.

The value of the Army contract being transferred to Cyclone is $1.4 million. Should this Phase I project advance to Phase II next year, it could be worth several million dollars in additional revenue to Cyclone and provide further development support towards the ultimate commercialization of these compact, efficient and multi-fuel power generators.

Christopher Nelson, President of Cyclone, commented, “The closing of the Advent acquisition marks an important milestone for our company and shareholders. With the TACOM contract, we expect to achieve solid revenue over the next year and, hopefully, gain a long term customer. We believe that while military budgets are being trimmed, eco-friendly technologies that make our military forces more efficient and save the government money -- like the Cyclone engine -- will continue to receive funding and support. Cyclone will aggressively pursue these rewarding opportunities.”

Dr. Myers commented, “We are pleased to have this acquisition closed. Advent’s existing government relationships coupled with Cyclone’s engine technology provides us many advantages now and going forward. This is an exciting time for both companies. I have great faith in Cyclone’s ability to complete the U.S. Army contract, and ultimately, to commercialize its engine technology for both military and civilian customers.”

The purchase price for the acquisition was 1.5 million shares of Cyclone common stock. This consideration is being held in escrow pending the official novation of the Army contract, and is further restricted for resale by a contractual two-year leak-out provision.

About Cyclone Power Technologies

Cyclone Power Technologies is the developer of the award-winning Cyclone Engine – an all-fuel, clean-tech engine with the power and versatility to run everything from waste energy electric generators and solar thermal systems to cars, trucks and locomotives. Invented by company founder and CEO Harry Schoell, the patented Cyclone Engine is an eco-friendly external combustion engine, ingeniously designed to achieve high thermal efficiencies through a compact heat-regenerative process, and to run on virtually any fuel - including bio-diesels, syngas or solar - while emitting fewer greenhouse gases and irritating pollutants into the air. The Cyclone Engine was recognized by Popular Science Magazine as the Invention of the Year for 2008, and was presented with the Society of Automotive Engineers’ AEI Tech Award in 2006 and 2008.  Additionally, Cyclone was named Environmental Business of the Year by the Broward County Environmental Protection Department. For more information, visit www.cyclonepower.com.

Follow Cyclone on Facebook: http://www.facebook.com/CyclonePowerTechnologies

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Disclaimer:  Reference herein to any specific commercial company, product, process, or service by trade name, trademark, manufacturer, or otherwise, does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or the Department of the Army (DoA).  The opinions of the authors expressed herein do not necessarily state or reflect those of the United States Government or the DoA, and shall not be used for advertising or product endorsement purposes.

Cyclone Investor Relations

American Capital Ventures

Howard Gostfrand, President

Tel: 305-918-7000

www.amcapventures.com

Cyclone Media Contact

Red Letter Group

Will Wellons

407-462-2718

will@redletterpr.co